Exhibit 10.4
November 16, 2007
PERSONAL AND CONFIDENTIAL
Dr. Gayle R. Dolecek, Ph.D., Sr. VP, R&D
4520 East West Highway, 3rd Floor
Bethesda, Maryland 20814
     Re:     Amendment to Employment Agreement
Dear Dr. Dolecek:
     This letter will reflect the agreement between you and Sucampo Pharmaceuticals, Inc. (the “Company”) upon certain amendments to the terms of the Employment Agreement between you and the Company dated June 16, 2006.
     Effective as of the first payroll period in June 2007, your Base Salary has been increased to the annual rate of $170,500. In addition, effective immediately, your Compensation Upon Severance in the event the Company terminates (or elects not to renew) your Employment Agreement “without cause,” or upon disability pursuant to Section 4.2 of the Agreement, or in the event you terminate the Agreement for “good reason” has been altered to increase your lump-sum severance to a payment equal to six (6) months of your then-current base salary. Your Compensation Upon Severance has also been altered to extend the period for which you are entitled to receive reimbursement for the cost of continued health insurance coverage to a maximum of six (6) months after termination.
     Consistent with the requirements for modification set forth in Section 6.3 of the Employment Agreement, this letter will document the mutual agreement between you and the Company to amend (1) Section 3.1(a) of your Employment Agreement to reflect the foregoing increase in Base Salary, (2) Section 4.4(a)(iii) of that agreement to reflect the foregoing increase in your Compensation Upon Severance, and (3) Section 4.1(a) of that agreement to alter the definition of “Benefit Period” to mean “six (6) month period” rather than “two (2) month period.”
     The foregoing are the only changes to the terms of the Employment Agreement to be made at this time. Please indicate your agreement to these modifications of the Employment Agreement by countersigning the enclosed copy of this letter in the space provided below and returning the same to me for the Company’s files.
     Thank you for your cooperation.

Sincerely,
/s/ RYUJI UENO
Ryuji Ueno, M.D., Ph.D
President

Acknowledged and accepted this 6th day of December, 2007.

/s/ GAYLE R. DOLECEK
Gayle R. Dolecek